SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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         Date of Report (Date of earliest event reported): July 19, 2001


                                AEARO CORPORATION
               (Exact name of Registrant as specified in charter)

          Delaware                      0-26942                  13-3840450
(State or other jurisdiction     (Commission file number)      (IRS employer
       of incorporation)                                    identification no.)


               5457 West 79th Street, Indianapolis, Indiana 46268
               (Address of principal executive offices) (Zip Code)

                                 (317) 692-6666
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.

     Aearo Successfully Completes New $135 Million Credit Facility. On July 19, 2001, Aearo Corporation announced the following:

Amendment and Restatement of Senior Secured Credit Facilities

INDIANAPOLIS (July 19, 2001) - Aearo Corporation announced the refinancing of its indebtedness under its prior $165.0 million Senior Secured Credit Facility effective July 13, 2001. As of March 31, 2001, the Company had $17.5 million drawn under its $25.0 million Revolving Credit Facility, $30.1 million outstanding on its $90.0 million Term Loan A and $47.6 million outstanding on its $50.0 million Term Loan B. Under the Company's prior Senior Secured Credit Facility, the Revolving Credit Facility and Term Loan A were scheduled to mature in May 2002 and the Term Loan B was scheduled to mature in May 2003. The funds necessary to (i) consummate the Refinancing, (ii) pay related fees and expenses, and (iii) provide for ongoing working capital and general corporate purposes, were provided through a new $135.0 million Senior Secured Credit Facility.

The new $135.0 million Senior Secured Credit Facility consists of (i) a four-year $30.0 million Revolving Credit Facility, (ii) a four-year $5.0 million Overdraft Facility and (iii) a four-year $100.0 million Term Loan. The Revolver, Overdraft Facility and Term Loan will mature in March 2005, prior to the maturity of the Company's $100.0 million 12.5% Senior Subordinated Notes due July 2005. At closing, the Term Loan was fully drawn and there were no outstandings under the Revolver. The initial interest rate for the Revolver will be LIBOR + 2.75% and LIBOR + 3.25% for the Term Loan. Loan amortization is approximately $8 million in fiscal year 2002, $12 million in fiscal year 2003, and $16 million in fiscal year 2004.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 19, 2001                            AEARO CORPORATION

                                               By: /s/Jeffrey S. Kulka
                                               -----------------------
                                               Jeffrey S. Kulka
                                               Vice President, Finance,
                                               and Treasurer